UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2008

FREEPORT-McMoRan COPPER & GOLD INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9916	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One North Central Avenue
Phoenix, Arizona	85004-4414
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Executive Change of Control Agreements

The Board of Directors of Freeport-McMoRan Copper & Gold Inc. (FCX) approved effective December 2, 2008, amendments to the change of control agreements with each of James R. Moffett, Chairman of the Board, and Michael J. Arnold, Executive Vice President & Chief Administrative Officer.  These amended agreements supersede the change of control agreement entered into between FCX and Mr. Moffett dated April 30, 2001 and amended December 10, 2003, and the change of control agreement entered into between FCX and Mr. Arnold dated February 3, 2004, which agreements expire on December 31, 2008.

The amended agreements will provide continued change of control protections for Mr. Moffett for a term that coincides with his employment agreement, which is currently subject to annual renewals, and for Mr. Arnold through December 31, 2011.  In the event of a change of control of FCX, the agreements will expire on the later of the original term or three years following the change of control.  The amended agreements are substantially similar to the superseded agreements, except that the amendments (1) eliminate the excise tax gross-up previously provided to the executives, (2) eliminate the executives’ ability to receive benefits for a voluntary termination during a specified window period, (3) clarify the definition of “bonus” used in calculating the lump sum payment due upon certain terminations of employment, and (4) make certain other clarifying modifications and changes to comply with Section 409A of the Internal Revenue Code.

The foregoing summary of the terms of the respective change of control agreements is not intended to be complete, and is qualified in its entirety by reference to the full text of the agreements.

Amendments to Executive Compensation Plans and Agreements

The FCX Board of Directors effective December 2, 2008 amended the 2005 Annual Incentive Plan, the Long-Term Performance Incentive Plan, the Supplemental Executive Retirement Plan and other compensation plans and arrangements to comply with Section 409A of the Internal Revenue Code.  The FCX Board of Directors also amended the 2005 Annual Incentive Plan to eliminate the ability of participants to elect to receive a portion of their cash bonus in a form other than cash. This amendment was adopted in connection with the discontinuation of the program that allowed senior personnel to elect to receive all or a portion of their annual cash bonus in restricted stock units at a 50% premium to market value.

The FCX Board of Directors effective December 2, 2008, approved technical amendments to the current executive employment agreements with each of James R. Moffett, Chairman of the Board, Richard C. Adkerson, President & Chief Executive Officer, and Kathleen L. Quirk, Executive Vice President, Chief Financial Officer & Treasurer, to comply with the requirements of Section 409A of the Internal Revenue Code and to clarify certain provisions in the agreement, including the method of calculating the “pro-rata” bonus and the meaning of “bonus” in the calculation of lump sum payment due upon certain terminations of employment.  The FCX Board of Directors also approved amendments to Mr. Moffett’s employment agreement to modify provisions to conform to the executive employment agreements that FCX entered in January 2008, including the following: (1) elimination of the additional cash payment of $1.8 million previously provided to the executive in connection with a termination of employment due to death, disability or retirement, (2) revision of the method of calculating the cash payment due in the event of a termination of employment due to reasons other than death, disability, cause or good reason, to be equal to three times the sum of the executive’s base salary in effect on the termination date and the average (instead of the highest) of the bonuses paid to the executive for the immediately preceding three fiscal years, and (3) addition of a customary nondisparagement covenant.  The amended agreement amends and restates the employment agreement entered into between FCX and Mr. Moffett dated April 30, 2001 and amended December 10, 2003.  The original term of Mr. Moffett’s amended agreement expires December 31, 2008, but will automatically extend for additional one-year terms unless prior written notice is given by the Corporate Personnel Committee that it does not wish to extend the agreement.

The foregoing summary of the amendments to the plans and employment agreements is not intended to be complete, and is qualified in its entirety by reference to the full text of the plans and agreements.

Item 8.01.  Other Events.

On December 3, 2008, FCX announced revised operating plans in response to the recent sharp decline in copper and molybdenum prices to incorporate reduced production levels, operating and administrative costs, exploration costs and capital expenditures.  A copy of the press release relating to this announcement is attached as Exhibit 99.1.

FCX presented slides on its web site that accompanied a conference call held on December 3, 2008 (see exhibit 99.2).

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan COPPER & GOLD INC.

By: /s/ C. Donald Whitmire, Jr.
----------------------------------------
C. Donald Whitmire, Jr.
Vice President and Controller -
Financial Reporting
(authorized signatory and
Principal Accounting Officer)

Date:  December 4, 2008

Freeport-McMoRan Copper & Gold Inc.
Exhibit Index

Exhibit
Number

99.1	Press release dated December 3, 2008, titled “Freeport-McMoRan Copper & Gold Inc. Announces Revised Operating Plans in Response to Weak Market Conditions.”

99.2	Slides presented in conjunction with December 3, 2008, FCX conference call conducted via the internet.